UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

UTi Worldwide Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	000-31869	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Commerce House Wickhams Cay 1 PO Box 3140 Road Town, Tortola British Virgin Islands VG1110 Tel: +1.284.852.1000	c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA
(Address of principal executive offices, including Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive agreement

In connection with the closing of the transactions contemplated by the Merger Agreement dated as of October 9, 2015 (the “Merger”) among UTi Worldwide Inc. (the “Company”),  DSV A/S (“DSV”) and Louvre Acquisitionco Inc. (“Merger Sub”), the Company is now an indirect, wholly-owned subsidiary of DSV.

Pursuant to Section 14.07 of the Indenture, dated as of March 4, 2014, by and among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (as filed with the Securities and Exchange Commission on March 4, 2014 as Exhibit 4.1 to the Company’s Current Report on Form 8-K) relating to the issuance by the Company of 4.50% Convertible Senior Notes due 2019 (the “Indenture”), in the event of a Merger Event, as such term is defined in the Indenture, the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(h) of the Indenture. The First Supplemental Indenture was executed to satisfy this requirement.

In accordance with Section 14.07 of the Indenture, from and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into $7.10 in cash, without interest, per ordinary share of the Company, no par value, which such Holder would have received upon consummation of the Merger if such Holder had converted such $1,000 principal amount of Notes into Ordinary Shares (as defined in the Indenture) immediately before the effective time of the Merger.

The foregoing description of the First Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Supplemental Indenture, which is included as Exhibit 4.1 hereto and incorporated into this Item 1.01 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 22, 2016, Merger Sub, an indirect, wholly-owned subsidiary of DSV, was merged with and into the Company in accordance with the BVI Business Companies Act, 2004, with the Company as the surviving company. As a result, the Company is now an indirect, wholly-owned subsidiary of DSV.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of January 22, 2016, by and among UTi Worldwide Inc. and Wells Fargo, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTI WORLDWIDE INC.

Dated: January 22, 2016	By:	/s/ Jørgen Møller
		Name:	Jørgen Møller
		Title:	Director